As filed with the Securities and Exchange Commission on July 9, 2020

Registration No. 333-206757

Registration No. 333-201932

Registration No. 333-199201

Registration No. 333-197467

Registration No. 333-196984

Registration No. 333-195667

Registration No. 333-191838

Registration No. 333-189205

Registration No. 333-181949

Registration No. 333-155163

Registration No. 333-124505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-206757

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-201932

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-199201

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-197647

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-196984

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-195667

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-191838

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-189205

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-181949

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-155163

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-124505

TEARLAB CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	59-343-4771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

 150 La Terraza Boulevard, Suite

#101

Escondido, CA 92025

(858) 455-6006

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TearLab Corporation Nonstatutory Stock Option Agreement

(Full title of the Plan)

Michael Marquez

Chief Financial Officer

TearLab Corporation

150 La Terraza Boulevard, Suite

#101

Escondido, CA 92025

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters, Esq.

Wilson Sonsini Goodrich & Rosati,

P.C.

12235 El Camino Real, Suite 200

San Diego, California 92130-3002

(858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	[ ]

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by TearLab Corporation (the “Registrant”):

●	Registration Statement No. 333-206757, filed with the SEC on September 3, 2015, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan.

●	Registration Statement No. 333-201932, filed with the SEC on February 6, 2015, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan.

●	Registration Statement No. 333-199201, filed with the SEC on October 7, 2014, pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Nonstatutory Stock Option Agreement.

●	Registration Statement No. 333-197467, filed with the SEC on July 16, 2014, pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Nonstatutory Stock Option Agreement.

●	Registration Statement No. 333-196984, filed with the SEC on June 23, 2014, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan and 671,500 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2014 Employee Stock Purchase Plan.

●	Registration Statement No. 333-195667, filed with the SEC on May 2, 2014, pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Nonstatutory Stock Option Agreement.

●	Registration Statement No. 333-191838, filed with the SEC on October 21, 2013, pertaining to the registration of 300,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Nonstatutory Stock Option Agreement.

●	Registration Statement No. 333-189205, filed with the SEC on June 7, 2013, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan.

●	Registration Statement No. 333-181949, filed with the SEC on June 6, 2012, pertaining to the registration of 1,800,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan.

●	Registration Statement No. 333-155163, filed with the SEC on November 6, 2008, pertaining to the registration of 2,221,760 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Option Plan, 673,034 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Option/Stock Issuance Plan and 8,000 shares of the Registrant’s common stock issuable pursuant to a certain option agreement between the Registrant and Stephen Parks.

●	Registration Statement No. 333-124505, filed with the SEC on April 29, 2005, pertaining to the registration of 2,856,684 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Incentive Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above referenced Registration Statements.

On July 9, 2020, pursuant to the Agreement and Plan of Merger, dated as of May 11, 2020, by and among the Registrant, Accelmed Partners II L.P., a Cayman Islands exempted limited partnership (“Buyer”), and Accelmed Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Buyer (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on July 9, 2020.

TEARLAB CORPORATION

By:	/s/ Michael Marquez
Michael Marquez
Chief Financial Officer